Free Writing Prospectus

Filed Pursuant to Rule 433

Reg. Statement No. 333-195645

Free Writing Prospectus

Filed Pursuant to Rule 433

Reg. Statement No. 333-195645

Barclays PLC

Fixed Income Investor Presentation

Q3 2014 Interim Management Statement

30 October 2014

PERFORMANCE OVERVIEW

Performance Overview

2 | Fixed Income Investor Presentation – Q3 2014 IMS

PERFORMANCE OVERVIEW

Summary Group financials: Good Core results and Non-Core progress

	Nine months ended – September (£m)	2013	2014
	Income	21,257	19,710
	Impairment	(2,353)	(1,595)
	Total operating expenses	(14,144)	(13,186)
	– *Litigation and conduct*	*(164)*	*(309)*
	– *Costs to achieve Transform (CTA)*	*(741)*	*(826)*
	Adjusted profit before tax	**4,717**	**4,939**
	Tax	(1,505)	(1,630)
	NCI and other equity interests	(629)	(721)
	Adjusted attributable profit	**2,583**	**2,588**
Adjustments	– *Own credit*	*(125)*	*96*
Adjustments	– *Provisions for PPI and IRHP redress*	*(2,000)*	*(910)*
Adjustments	– *Gain on US Lehman acquisition assets*	*259*	*461*
Adjustments	– *Provision for ongoing investigations into Foreign Exchange*	–	*(500)*
Adjustments	– *Loss on announced sale of the Spanish business*	–	*(364)*
	Statutory profit before tax	**2,851**	**3,722**
	Statutory attributable profit	**1,182**	**1,505**
	Return on average equity[1]	6.6%	6.3%

Financial performance

- Adjusted profit increased by 5% to £4.9bn as improvements in PCB and Barclaycard were partly offset by reduced income in the Investment Bank and currency movements in Africa Banking
- Adjusted income decreased 7% while impairment reduced by 32% due to continued strong credit risk management, resulting in a 4% decrease in net operating income to £18.1bn
- Steady progress on operating expenses with total Group cost base falling by 7% to £13.2bn
- Group headcount reduction of c.8,000 (gross) since December 2013
- Adjusted attributable profit was £2.6bn, resulting in EPS of 16.1p
- Group RoE fell to 6.3%, including costs to achieve Transform, while Core RoE was 10.5%
- Barclays Non-Core loss before tax reduced by 33% to £648m, and RoE drag fell to 4.2%
- Statutory profit before tax was £3.7bn, up 31%
- Q3 2014 adjusting items include additional PPI provision of £170m and IRHP provision release of £160m

[1] Based on adjusted attributable profit, also taking into account tax credit on AT1 coupons

3 | Fixed Income Investor Presentation – Q3 2014 IMS

PERFORMANCE OVERVIEW

Strengthening key financial metrics

(£bn)		Jun-14	Sep-14
Balance Sheet	Total assets	1,315	1,366
	BCBS leverage exposure[1]	1,353	1,324
	BCBS leverage ratio[1]	3.4%	3.5%
CRD IV Capital	Fully loaded CET1 ratio[2]	9.9%	10.2%
	Fully loaded CET1 capital	40.8	42.0
	Fully loaded T1 capital	45.4	46.6
	Risk weighted assets	411	413
Liquidity	Liquidity Coverage Ratio[3]	107%	115%
	Net Stable Funding Ratio[3]	98%	–[4]
Funding	Loan to deposit ratio[5]	92%	90%
	Wholesale funding[6]	179	178

Highlights

- Key balance sheet metrics continues to strengthen
- Fully loaded capital metrics showed steady progress with fully loaded CRD IV CET ratio at 10.2% and BCBS leverage ratio at 3.5%
- Liquidity pool increased to £146bn, comprising 85% cash and deposits with central banks and high quality government bonds
- LCR was above 100% requirement with a surplus of £20bn
- Funding profile remained conservative with Loan to Deposit Ratio of 90% in retail and corporate businesses
- Wholesale funding outstanding was £178bn, of which £85bn matures in <1 year

| [1] Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act | [2] Based on our interpretation of the final CRD IV text and latest EBA technical standards | [3] Based on CRD IV rules, as implemented by the EBA | [4] Calculated biannually | [5] LDR calculated for PCB, Africa Banking, Barclaycard and Non-Core retail | [6] Excludes repurchase agreements

4 | Fixed Income Investor Presentation – Q3 2014 IMS

PERFORMANCE OVERVIEW

Core business performing well

Nine months ended – September (£m)	2013	2014
Income	19,414	18,682
Impairment	(1,629)	(1,429)
Total operating expenses	(12,174)	(11,719)
– *Litigation and conduct*	*(104)*	*(194)*
– *Costs to achieve Transform (CTA)*	*(306)*	*(655)*
Adjusted profit before tax	**5,682**	**5,587**
Tax	(1,666)	(1,774)
NCI and other equity interests	(537)	(587)
Adjusted attributable profit	**3,479**	**3,226**
Adjusted financial performance measures		
Average allocated equity[1]	£35bn	£41bn
Return on average tangible equity	16.9%	12.8%
Return on average equity	13.3%	10.5%
Cost : income ratio	63%	63%
Basic EPS contribution	25.6p	20.0p
	Jun-14	**Sep-14**
CRD IV RWAs	£324bn	£332bn
BCBS leverage exposure[2]	c.£970bn	£1,007bn

Financial performance

- Good overall performance with PBT broadly in line at £5.6bn:
  - PCB and Barclaycard profits up 18% and 21% respectively; and
  - Africa Banking profits up 11% on a constant currency basis; which helped offset
  - Investment Bank profits down 38%
- Income fell 4% to £18.7bn, reflecting lower Investment Bank income and a weaker Rand which reduced Africa Banking income
- Net Interest Income (NII) for PCB, Barclaycard and Africa Banking increased 3.7% to £8.5bn reflecting growth in lending and margin
- Continued strong credit quality led to a 12% improvement in impairment
- Cost discipline continued with operating expenses down 4% to £11.7bn with positive jaws across all businesses excluding CTA
- Core attributable profit was £3.2bn with Core EPS of 20p
- Core RoE was 10.5% (12% excluding CTA) on average allocated equity of £41bn

[1] Average allocated equity for preceding nine months | [2] Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act |

5 | Fixed Income Investor Presentation – Q3 2014 IMS

PERFORMANCE OVERVIEW

Barclays Non-Core: Continued shrinkage and capital return

Nine months ended – September (£m)	2013	2014
Income	1,843	1,028
Impairment	(724)	(166)
Total operating expenses	(1,970)	(1,467)
– *Costs to achieve Transform (CTA)*	*(435)*	*(171)*
Loss before tax	**(965)**	**(648)**
Tax	161	144
NCI and other equity interests	(92)	(134)
Attributable profit / (loss)	**(896)**	**(638)**
Financial performance measures		
Average allocated equity[1]	£17bn	£14bn
Return on average tangible equity drag	(9.2%)	(5.4%)
Return on average equity drag	(6.7%)	(4.2%)
Basic EPS contribution	(6.6p)	(3.9p)
	Jun-14	**Sep-14**
CRD IV RWAs	£87bn	£81bn
BCBS leverage exposure[2]	c.£385bn	£317bn

Highlights

- Loss before tax reduced by 33% to £648m as improvements in impairments and costs were partially offset by significant declines in income due to sales and paydowns of securities and loans and reduced investment banking activity
- 2013 CTA spend reflects restructuring in Europe, with the subsequent savings flowing through 2014 operating expenses
- The income and costs relating to Spain will exit on completion, with a c.£250m reduction in annualised income, offset by c.£240m saving in gross costs
- Average allocated equity reduced by £3.6bn to £13.8bn
- Reduced loss and lower allocated equity reduced drag on Group RoE to 4.2%, well within the 6% to 3% drag guidance

[1] Average allocated equity for preceding nine months | [2] Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act |

6 | Fixed Income Investor Presentation – Q3 2014 IMS

CAPITAL &

LEVERAGE

Capital & Leverage

7 | Fixed Income Investor Presentation – Q3 2014 IMS

CAPITAL & LEVERAGE

Progressive strengthening of capital and leverage ratios

Fully loaded CRD IV CET1 ratio[1]


Spain
c.20bps[2]
10.4%
9.1%
9.9%
10.2%
10.5%
>11%
Dec-13
Jun-14
Sep-14
2015
Milestone
2016
Target

Estimated BCBS leverage ratio[3]


3.0%
3.4%
3.5%
3.5%
>4%
Dec-13
Jun-14
Sep-14
2015
Milestone
2016
Target

Highlights

- Continue to show good progress on our CRD IV CET1 ratio and estimated BCBS leverage ratio towards 2016 targets
- Fully loaded CRDIV CET1 capital strengthened in Q3 by £1.3bn to £42bn. Excluding the loss on the announced sale of the Spanish business, profits in the period generated £0.8bn of CET1 capital
- RWAs remained broadly flat at £413bn
- Fully loaded CRD IV CET1 ratio reached 10.2% at the end of September 2014, and would have been 10.4% with benefit of the Spain transaction[2], representing good progress towards our 2016 target of >11%
- The estimated Basel Committee on Banking Supervision (BCBS) 270 leverage exposure decreased to £1,324bn (June 2014: £1,353bn) primarily driven by a reduction in reverse repurchase agreements and derivative exposures
- Leverage ratio increased to 3.5%
- Confident that our planned trajectory of capital and leverage positions us well to meet future regulatory requirements

[1] Based on our interpretation of the final CRD IV text and latest EBA technical standards. Following the full implementation of CRD IV reporting in 2014, the previously reported 31 December 2013 RWAs have been revised by £6.9bn to £442bn and fully loaded CET1 ratio revised by (0.2%) to 9.1% | [2] Estimate as announced on 1 September 2014, subject to valuation upon completion of the sale | [3] Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act |

8 | Fixed Income Investor Presentation – Q3 2014 IMS

RWAs: Well managed to support business growth and returns

RWAs (£bn)

Highlights

411 2 4(7) 3 413

c.8 1 Spain

RWAs were up marginally on the quarter as reductions in Non-Core were offset by growth in Core businesses, and model and methodology driven movements

Underlying reductions in Non-Core mainly driven by derivative optimisation and legacy asset sell down, with further reductions of investment banking positions

Model changes mainly impacted Non-Core and the Core Investment Bank driven by a number of smaller model adjustments

Upon completion of the sale of the Spanish businesses, RWAs are expected to decrease by a further £8bn1

As Non-Core is run-down, and capital released is allocated to the Core Businesses, the mix of RWAs is expected to change

Jun-14 Model and Core Non-Core Other Sep-14

methodology business run-down 2

updates growth

1 Estimate as announced on 1 September 2014, subject to valuation upon completion of the sale | 2 Net of model and methodology driven movements |

9 | Fixed Income Investor Presentation – Q3 2014 IMS

CAPITAL &

LEVERAGE

Continued progress on the transition towards our ‘target’ end-state capital structure

Evolution of capital structure

16.4%

Total capital ratio

3.5%

(£14.5bn)

T2

1.8% (£7.4bn)

Legacy T1

CCCB/

1.1% (£4.3bn) AT1 Sectoral

buffers

10.0%1

(£41.4bn)

CET1

?17% Total capital ratio

3.1%

T2 (incl. P2A)

Max 1.5%

Internal buffer

2.0%

G-SII

2.5% Capital Conservation buffer

2.0% AT1 (incl. P2A)

1.4% P2A

4.5% CET1

Barclays’ Q3 14 capital structure (PRA Transitional)

Barclays’ ‘target’ end-state capital structure

Fully loaded CRD IV capital position

Fully loaded CRD IV CET1 ratio at 10.2% on track to meet our target of > 11% in 2016. The ratio was well in excess of the 7% PRA regulatory target2

Robust buffers to contingent capital triggers3

AT1 contingent capital: 320bps or £13.1bn

T2 contingent capital: 510bps or £21.1bn4

As we build CET1 capital over the transitional period, we expect reaching a range of 11.5-12% in end-state5

Continued transition towards our end-state capital through issuance of most of our CRD IV and PRA compliant capital and term senior unsecured debt out of Barclays PLC

Fully loaded total capital ratio increased to 15.4% (30 June 2014: 15.0%) and transitional total capital ratio increased to 16.4% (30 June 2014: 16.0%)

Further clarity required on Total Loss Absorbing Capacity (TLAC) quantum and composition. In the interim, we continue to build towards our target end-state capital structure which assumes at least 17% of total capital; final requirements subject to PRA discretion

Pillar 2A guidance

As per PS7/136, PRA expects UK banks to meet Pillar 2A by 1 January 2015. Barclays Pillar 2A requirement for 2014 is 2.5%7

- CET1 of 1.4% (assuming 56%)

- AT1 of 0.5% (assuming 19%)

- T2 of 0.6% (assuming 25%)

Individual capital guidance determining Pillar 2A will be set and communicated at least annually, and will vary accordingly

1 Difference to fully loaded ratio of 10.2% arises from a regulatory adjustment relating to unrealised gains | 2 Being the higher of 7% PRA expectation and CRD IV capital requirements | 3 CRD IV rules on mandatory distribution restrictions apply from 1 January 2016 onwards based on transitional CET1 requirements | 4 Based on the CRD IV CET1 transitional (FSA October 2012 statement) the ratio was 12.1% as at 30 September 2014 | 5 Pillar 2A requirements for 2014 held constant out to end-state for illustrative purposes. The PRA buffer is assumed to be below the CBR of 4.5% in end-state albeit this might not be the case. CCCB, other systemic and sectoral buffer assumed to be zero | 6 The PRA intends to consult on its Pillar 2 proposal during 2014. The EBA is also developing guidelines on Pillar 2 capital which are likely to affect how the PRA approaches Pillar 2 | 7 Point in time assessment made at least annually, by the PRA, to reflect idiosyncratic risks not fully covered under Pillar 1. The PRA has stated (in CP5/13) that capital that firms use to meet their minimum requirements (Pillar 1 and Pillar 2A) cannot be counted towards meeting buffers |

10 | Fixed Income Investor Presentation – Q3 2014 IMS

CAPITAL & LEVERAGE

Progressive implementation of CET1 requirements

Regulatory targets, excluding internal buffer

- CRD IV minimum CET1 requirement
- Pillar 2A met with CET1 capital (varies annually)
- Fully loaded combined buffer requirement, excluding CCCB
- PRA regulatory minimum[1]
- Barclays fully loaded CRD IV CET1 ratio progression


10.2%
as at 30-Sep-2014
10.5%
Estimated
11.5-12%
10.4%
Mgmt.
buffer
≤1.5%
7%
7%
4.5%
1.4%
1.4%2
4%
4.5%
4.5%
2014
2015
2019

Key assumptions in this illustration

- CET1 minimum requirements per PRA implementation of Capital Requirements Regulation (CRR)
- Pillar 2A met with CET1 capital for 2014 is 1.4% of RWAs; subject to at least annual review[2], we hold it constant in 2019 for illustration purposes
- Combined buffer requirement (and associated rules for mandatory distribution restrictions), consisting of 2.5% capital conservation buffer and 2% G-SII buffer, transitions in from 1 January 2016 at 25% per annum
- In 2019, we have assumed that the PRA buffer will be less than 4.5% combined buffer requirement; however, this may not be the case
- Countercyclical (CCCB), other systemic and sectoral buffers are currently assumed to be zero[3]
- Internal management buffer, currently 1.5%, will be recalibrated over time and may be less than 1.5% by 2019

Note: during 2014, the PRA will refresh its "PRA buffer" following its stress testing exercise. In 2015, the combined CRD IV minimum requirements, Pillar 2A and PRA buffer may be greater than 7.0%

[1] Being the higher of 7% PRA expectation and CRD IV capital requirements | [2] Held constant for illustration | [3] These buffers could be applied at the Group level, or at a legal entity, sub-consolidated or portfolio level |

11 | Fixed Income Investor Presentation – Q3 2014 IMS

CAPITAL & LEVERAGE

We intend to manage our CET1 capital ratio to mitigate against the risk of mandatory distribution restrictions

CET1 requirements[1] (as at 1 January except Q3 14)



Minimum CET1 ratio
Pillar 2A
Capital conservation buffer (CET1)
G-SII buffer (CET1)
Trajectory of fully loaded CET1 ratio, assuming >11% target is met after which we build towards 11.5-12% in end state[3]
Distributions subject to MDA restrictions
Sliding scale of restrictions
12%
10%
8%
6%
4%
2%
0%
10.2%
10.5%
>11.0%
11.5-12%
7%
8.2%
9.3%
10.4%
4.0%
1.4%
4.5%
1.4%
4.5%
1.4%
0.6%
0.5%
4.5%
1.4%
1.3%
1.0%
4.5%
1.4%
1.9%
1.5%
4.5%
1.4%
2.5%
2.0%
Q3 14
2015
2016
2017
2018
2019

Estimated buffers[1] (fully loaded CET1 ratio vs. AT1 7% trigger and vs. MDA restrictions)

	Q3 14	2015	2016	2017	2018	2019
To AT1 7% trigger	c.£13bn	c.£14bn	> £16bn	c.£17bn	c.£18bn	c.£18-20bn
To MDA restriction	n/a	n/a	> £16bn	c.£12bn	c.£9bn	c.£4-6bn

- Mandatory restrictions to discretionary distributions[2] will apply to all European banks, under CRD IV, from 1 January 2016 (Art. 162.2 of CRD)
- As outlined in Art. 141 of CRD, mandatory distribution restrictions apply if an institution fails to meet the combined buffer requirement (CBR)[3] at which point a Maximum Distributable Amount (MDA) is calculated on a reducing scale
- CBR is phased in from 2016. In end state, we intend to hold an internal management buffer of up to 150bps above CBR providing prudent headroom to the MDA restriction point
- Until 1 January 2017, the assumed effective floor for mandatory restrictions on interest payment will be the AT1 7% fully loaded CET1 trigger, stepping up to 10.4% by 2019 when the CRD IV transitional rules are fully phased in
- Barclays expects to have full discretion in the allocation of permitted distributions within the MDA

[1] This analysis is presented for illustrative purposes only and is not a forecast of Barclays' results of operations or capital position or otherwise. The analysis is based on certain assumptions (including meeting the >11% CET1 ratio target in 2016, straight line progression towards 11.5-12% in end-state, and that the P2A requirement for 2014 is constant out to 2019 which may not be the case as the requirement is subject to at least annual review) which cannot be assured and are subject to change | [2] Dividends on ordinary shares, interest payments in respect of AT1 securities and variable compensation | [3] As per Art. 128(6) of CRD: total CET1 capital required to meet the requirement for the capital conservation buffer, as well as an institution specific countercyclical buffer (CCCB), G-SII buffer, O-SII buffer and systemic risk buffer as applicable. For Barclays this is currently the 2.5% Capital Conservation Buffer and 2% G-SII buffer while the CCCB and other systemic risk and sectoral buffers are assumed to be zero |

12 | Fixed Income Investor Presentation – Q3 2014 IMS

CAPITAL &

LEVERAGE

Steady progression on leverage ratio

BCBS leverage exposure1 (£bn)

L&A and other assets2

SFTs

BCBS leverage ratio1

Derivatives

Undrawn commitments

3.4% 3.5%

1,353 1,324

105 110

228 192

288 279

732 743

H1 14 Q3 14

Highlights

Estimated BCBS leverage ratio improved further as a result of regulatory capital accretion and additional deleveraging

Continue to make good progress on deleveraging, reducing expected BCBS leverage exposure by £29bn, including:

IFRS reverse repurchase agreements decreased £14bn to £158bn and Securities Financing Transactions (SFT) adjustments reduced £22bn to £34bn due to lower match book trading and optmisations

IFRS derivatives increased £50bn to £383bn, which was broadly offset by a £47bn increase in allowable netting to £345bn. Eligible cash collateral netting increased £11bn to £42bn, driven by business activity and optimisations

1 Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act | 2 Loans and advances and other assets net of regulatory deductions and other adjustments |

13 | Fixed Income Investor Presentation – Q3 2014 IMS

LIQUIDITY &

FUNDING

Liquidity & Funding

14 | Fixed Income Investor Presentation – Q3 2014 IMS

LIQUIDITY & FUNDING

Balance sheet is conservatively funded

Balance sheet structure - £1.3tn (excl. BAGL), 30 Sep 14 (£bn)


Derivatives, 378
Reverse repo, 158
Trading portfolio assets, 56
Other matched assets[1], 89
Customer loans & advances, 330
Liquidity pool, 146
Other assets[3], 154
Matched funding £680bn
99% Group LDR[2]
Derivatives, 378
Repo, 160
Trading portfolio liabilities, 54
Other matched liabilities[1], 89
Customer deposits, 341
<1 year wholesale funds, 85
>1 year wholesale funds, 93
Other liabilities[4], 49
Equity, 61
Total Assets
Total Liabilities and Equity

Highlights

- Derivative assets and liabilities largely matched
- Trading portfolio assets and reverse repurchase agreements are largely funded in wholesale markets by repurchase agreements and trading portfolio liabilities
- Customer loans and advances largely funded by customer deposits
- LDR for PCB, Barclaycard and Africa Banking broadly unchanged at 90%[5]
- Decreasing reliance on wholesale funding (£178bn as at 30 September 2014, down £62bn since 31 December 2012)
- Liquidity pool predominantly funded through wholesale markets, and well in excess of short-term funding requirements

[1] Matched cash collateral and settlement balances | [2] The Group Loan to Deposit Ratio (LDR) includes BAGL, cash collateral and settlement balances | [3] Including L&A to banks, financial assets at fair value, AFS securities (excluding liquidity pool), unencumbered trading portfolio assets, and excess derivative assets | [4] Including excess cash collateral and settlement balances | [5] Also includes the Non-core (retail) deposits |

15 | Fixed Income Investor Presentation – Q3 2014 IMS

LIQUIDITY & FUNDING

Maintaining a robust liquidity position, with pool well in excess of internal and external minimum requirements

High quality liquidity pool (£bn)


Cash & Deposits at Central Banks
Government Bonds
Other Available Liquidity
150
19
46
85
127
22
62
43
146
22
74
50
2012
2013
Sep-14

Estimated CRD IV/Basel 3 liquidity ratios[1]

Metric	Jun-14	Sep-14	Expected 100% requirement date
LCR[2]	107%	115%	1 January 2018
NSFR[3]	98%	–	1 January 2018

Surplus to 30-day Barclays-specific LRA[4]

	2013	Jun-14
LRA	104%	107%
Buffer	£5bn	£9bn

Key messages

- Further strengthened liquidity position with the Group liquidity pool up by £12bn to £146bn, building a larger surplus to the internal Liquidity Risk Appetite
- Quality of the pool remains high despite on-going optimisation of its composition:
  - 85% held in cash, deposits with central banks and high quality government bonds
  - Over 86% of government bonds are securities issued by UK, US, Japanese, French, German, Danish, Swiss and Dutch sovereigns
- Even though not a regulatory requirement, our liquidity pool exceeds wholesale debt maturing in less than a year
- Additional significant sources of contingent funding in the form of high quality assets pre-positioned with central banks globally
- Continued strengthening of estimated CRD IV/Basel 3 liquidity ratios[1]:
  - Estimated LCR in excess of 100% expectation in January 2018 based on both the CRD IV rules as implemented by the EBA and the Basel Standards
  - Rules on the NSFR are still evolving and subject to consultation. Expect to be in excess of 100% well ahead of the 2018 implementation timeline even if rules were to be implemented in current form

[1] Includes a number of assumptions which are subject to change prior to the implementation of the CRD IV liquidity requirements | [2] LCR estimated based on CRD IV rules as implemented by the EBA | [3] Disclosed on a semi-annual basis. Estimated based on our interpretation of the Basel Consultation Paper published in January 2014, including the requirement for 50% required stable funding against short-term reverse repos from non-banks. Without this interpretation of the requirement, which did not exist in the 2010 Basel publication, the NSFR as at 30 June 2014 would have been 113%. Further changes to the rules are expected prior to the Basel Committee's finalisation of the rules and implementation by local regulators ahead of the target 2018 compliance date | [4] Disclosed on a semi-annual basis |

16 | Fixed Income Investor Presentation – Q3 2014 IMS

LIQUIDITY & FUNDING

We maintain access to stable and diverse sources of funding, across customer deposits and wholesale debt

Significant increase in deposit funding (£bn)


110%
101%
99%
385
424
429
432
442
438
2012
2013
Sep-14
Group LDR
Deposits from customers
L&A to customers
L&A to customers

Key messages

- Group Loan to Deposit Ratio (LDR) and the LDR for PCB, Barclaycard and Africa Banking broadly unchanged at 99% and 90% respectively[1]
- Excess customer deposits in PCB, Barclaycard and Africa Banking are predominantly used to fund the liquidity buffer requirements for these businesses, making them broadly self funded
- In line with the 2014 funding plan, the Group issued £4bn of term funding net of early redemptions during Q3 2014, taking total net issuance in 2014 to £14bn (excluding FLS)

Total funding (excluding BAGL)


Customer deposits
Secured term funding
Sub. debt
Short-term debt and other deposits
Unsecured term funding
£540bn
£522bn
£509bn
16%
20%
7%
4%
53%
14%
14%
7%
4%
62%
13%
15%
5%
4%
63%
2012
2013
H1 2014

2014 Funding Plan

- £4bn of term funding maturing in the remainder of 2014. A further £23bn matures in 2015
- We intend to maintain access to diverse wholesale funding, through different products, currencies, maturities and channels
- We will continue to look for issuance opportunities across public and private unsecured, and secured transactions, and subordinated debt, although will still be materially below overall maturities for the year
- Secured debt issuance from established platforms expected to continue supporting unsecured issuances, contributing to the stability and diversity of our funding base

[1] LDR for PCB, Barclaycard and Africa Banking also includes the Non-Core (retail) deposits

17 | Fixed Income Investor Presentation – Q3 2014 IMS

LIQUIDITY & FUNDING

Continue to access diverse wholesale funding sources across multiple products, currencies and maturities

Wholesale funding by product (as at 30 June 2014)


13%
15%
3%
12%
27%
14%
10%
7%
Deposits from banks
CDs and CPs
ABCPs
Public benchmark MTNs
Privately placed MTNs
Covered bonds / ABS
Subordinated liabilities[1]
Other [2]

By remaining maturity[1]: WAM net of liquidity pool ≥80 months


12%
14%
6%
11%
5%
10%
18%
24%
≤1 month
>1 mth but ≤3 mths
>3 mths but ≤6 mths
>6 mths but ≤9 mths
>9 mths but ≤12 mths
> 1 year but ≤2 years
> 2 year but ≤5 years
> 5 years

By currency[1]	USD	EUR	GBP	Others
As at 30 June 2014	35%	36%	18%	11%
As at 31 December 2013	35%	36%	19%	10%

Key Messages

- Overall stock of wholesale funding continues to fall as we de-lever the balance sheet, with total wholesale funding (excluding repurchase agreements) of £178bn as at 30 September 2014, a reduction of £62bn since 2012 (31 December 2013: £186bn)
  - £85bn matures in less than one year, while £21bn matures within one month (31 December 2013: £82bn and £20bn respectively)
- £4bn of term funding (net of early redemptions) issued in Q3 2014, taking total net issuance to £14bn in 2014. Q3 2014 activity includes:
  - c.£1.6bn across senior unsecured and a Tier 2 deal issued by Barclays PLC
  - £1.5bn of Covered bonds, as well as c.£1.2bn US and UK credit card backed securities, issued by Barclays Bank PLC
- We have £4bn of term funding maturing in the remainder of this year. We expect to look for issuance opportunities across unsecured, secured and capital and still be materially below overall maturities for the year of £23bn

[1] Given different accounting treatments, AT1 capital is not included in outstanding subordinated liabilities, while T2 contingent capital notes are included | [2] Primarily comprised of fair valued deposits (£4bn) and secured financing of physical gold (£5bn) |

18 | Fixed Income Investor Presentation – Q3 2014 IMS

ASSET QUALITY

Asset quality

19 | Fixed Income Investor Presentation – Q3 2014 IMS

ASSET QUALITY

Continued strong asset quality

Impairment charge (£m)

1,629

1,429

Q3 YTD 13 Q3 YTD 14

Impairment allowance (£m)

4,569 4,466

31-Dec-13 30-Sep-14

90-day delinquency trends

UK mortgages

0.7%

South Africa mortgages 0.2%

Q1 13 Q2 13 Q3 13 Q4 13 Q1 14 Q2 14 Q3 14

Impairment continued to benefit from strong asset quality with Core impairment falling 12% to £1.4bn, with an impairment release in the Investment Bank and lower charges across all other businesses year-on-year

PCB benefitted from the improving economic environment in the UK

Africa Banking saw improvements in the South African mortgage portfolio

Impairment allowances have fallen by 2% reflecting lower balances in the wholesale portfolios in part due to releases and recoveries in the period

The CRL coverage ratio has remained broadly unchanged reflecting stable credit metrics

UK mortgage delinquency rates remained broadly stable, reflecting high quality mortgage books

South African mortgage delinquency reflected continuing improvement in the Home Loans portfolio, as action taken in prior years benefitted the quality of the overall portfolio

20 | Fixed Income Investor Presentation – Q3 2014 IMS

ASSET QUALITY

Group impairment improved 32%, with positive trends across businesses

Retail loan loss rate (bps)1

H1 14 Q3 14

311 301

162 139

85 82 80 78

54 52

19 19

Personal & Corporate Banking

Africa Banking Barclaycard Core Non-Core Group

Wholesale loan loss rate (bps)1

H1 14 Q3 14 44

38 36

24 27

19

14 13

9 11

(4) (2)

Investment Bank Personal Corporate Banking

& Africa Banking Core Non-Core Group

Highlights

Declining Loan Loss Rate (LLR) trend across the Group reflecting Barclays’ well-managed and conservative risk profile

The Group annualised LLR of 43bps remains significantly below the longer term average of 90bps

Group impairment charges improved 32% year-on-year to £1.6bn (30 September 2013: £2.4bn), principally reflecting lower charges in Personal & Corporate Banking, Africa Banking and Non-Core

Group LLRs declining in both retail and wholesale in line with improving macro economic conditions

LLR = Annualised impairment charge Gross loans and advances

1 Annualised |

21 | Fixed Income Investor Presentation – Q3 2014 IMS

ASSET QUALITY

Reduced exposure to Eurozone periphery[1]

Exposures by geography (£bn)


Spain
Italy
Portugal
Ireland
59.0
4.9
7.9
22.7
23.5
52.8
6.7
6.3
20.6
19.2
47.1
4.6
5.4
19.8
17.3
2012
2013
H1 2014

Exposures by asset class (£bn)


Sovereign
Financial institutions
Corporate
Residential mortgages
Other retail lending
59.0
6.2
32.5
9.2
5.7
5.4
52.8
5.8
31.3
6.9
6.5
2.2
47.2
5.0
29.3
6.2
4.4
2.2
2012
2013
H1 2014

Key Messages

- Active management of exposure to Eurozone periphery countries
- Exposure to Spain, Italy, Portugal and Ireland reduced further, down 11% to £47.1bn in H1 2014 as financial institution exposures decreased to £4.4bn and residential mortgage exposure decreased to £29.3bn
- Barclays repaid €3bn of funding raised through the ECB's three year LTRO during 2013, leaving €5bn outstanding as at 30 June 2014 (31 December 2012: €8bn)
- Local net funding mismatches remained stable
  - Spain: €2.4bn funding surplus
  - Portugal: €2.6bn funding gap
  - Italy: €10.8bn funding gap[2]
- Completion of the disposal of the Spanish businesses expected around year end
- We continue to explore options to exit our other European retail and corporate exposures or materially reduce the capital they consume

[1] As at H1 2014 | [2] Redenomination risk significantly lower in Italy where we also have collateral available to support additional secured funding should the risk increase

22 | Fixed Income Investor Presentation – Q3 2014 IMS

ASSET QUALITY

Barclays Non-Core: Progress on RWAs and leverage reductions

RWA reduction (£bn)

Businesses Securities and loans

Derivatives Operational risk and DTA

110

9

87

33 81 80

10

9 c.7 Spain

1

29

27

50

44 c.7

c.385

73

28 26 317 c.300

43

180

24 20 19

Dec-13 Jun-14 Sep-14 2014 2016 Jun-14 Sep-14 2014 2016

Target Target Target Target

Highlights

RWA reductions since the year end have concentrated in securities and loans sales and paydowns

RWAs reduced by £6bn in Q3 2014 mainly driven by derivative optimisation and legacy asset sell down, with further reductions of investment banking positions

On completion of the sale of the Spanish business, a further reduction of c.£7bn RWAs in Non-Core will be recognised

Leverage exposure also reduced, with the BCBS measure down to £317bn, driven principally by lower SFTs and derivative exposures

BCBS leverage exposure and targets2 (£bn)

1 Portion of Spain within Barclays Non-Core. Estimate as announced on 1 September 2014, subject to valuation upon completion of the sale | 2 Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act |

23 | Fixed Income Investor Presentation – Q3 2014 IMS

CREDIT RATING

Credit ratings

24 | Fixed Income Investor Presentation – Q3 2014 IMS

CREDIT RATING

Barclays' credit ratings remain strong and in line with peers'

	As at 30 September 2014	
	Barclays PLC	Barclays Bank PLC
Standard & Poor's		
Long Term	A- (Negative)	A (Negative)
Short Term	A-2	A-1
Stand-Alone Credit Profile (SACP)	n/a	bbb+
Moody's		
Long Term	A3 (Negative)	A2 (Negative)
Short Term	P-2	P-1
Bank Financial Strength (BFS)	n/a	C- (Stable)
Fitch		
Long Term	A (Stable)	A (Stable)
Short Term	F1	F1
Viability Rating	a	a
DBRS		
Long Term	n/a	AA low (Stable)
Short Term	n/a	R-1 middle (Stable)

Key Messages

- Current ratings reflect Barclays' "strong franchise", "diverse revenue streams", "good asset quality relative to peers", "historically less volatile earnings than peers" and "sounds financial profile"
- 8 May strategy updated viewed as rating positive, albeit that execution risk balances long term benefits to ratings currently
- Negative outlooks from S&P and Moody's reflect the expected removal of sovereign support notches for all UK banks. How many notches and over what period of time is currently unclear
- On a standalone basis Barclays S&P (SACP) and Moody's (BFS) outlooks are stable

25 | Fixed Income Investor Presentation – Q3 2014 IMS

CREDIT RATING

Barclays manages and reserves for potential rating actions in the liquidity pool

Contractual credit rating downgrade exposure

(as at 31 December 2013)

Total cumulative cash outflow

(£bn) One-notch Two-notch

Securitisation derivatives 7 8

Contingent liabilities 6 6

Derivatives margining—1

Liquidity facilities 1 2

Total 14 17

Potential outflows related to a multiple-notch credit downgrade are included in the Liquidity Risk Appetite (LRA)

The table on the right hand side shows contractual collateral requirements and contingent obligations following potential future one and two notch long-term and associated short-term simultaneous downgrades across all credit rating agencies1

1 These numbers do not include the potential liquidity impact from loss of unsecured funding, such as from money market funds or loss of secured funding capacity |

26 | Fixed Income Investor Presentation – Q3 2014 IMS

CREDIT RATING

Summary

Business model

Capital

Leverage

Liquidity & funding

Regulation

Diversified international bank focused on delivering improved and more sustainable returns

Concentrating on our high growth opportunities where we have competitive advantage, eliminating marginal businesses and sharpening our focus on costs

Strengthened capital position with fully loaded CRD IV CET1 ratio of 10.2% as at 30 September 2014 with a plan to deliver a ratio of greater than 11% in 2016

Building on good track record in reducing RWAs as we run-down Barclays Non-Core and reinvest in Core businesses outside of the Investment Bank

Estimated BCBS leverage ratio of 3.5% as at 30 September 2014. Aim to deliver a ratio of greater than 4% in 2016 with flexibility to adapt to higher requirements in end-state if required

Planned reduction in leverage exposure by 2016 mainly through reduction in Barclays Non-Core and the Core Investment Bank

Diversified funding base, combining customer deposits and wholesale funding, in multiple currencies and different maturities

Robust liquidity position, well positioned to meet anticipated future regulatory requirements

Proactive and practical approach to managing regulatory changes

Established track record of adapting to regulatory change

27 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX -

STRATEGY

Appendix—Strategy

28 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX -STRATEGY

Repositioning and simplifying Barclays

Rightsizing and focusing the Investment Bank

Establishing a dedicated Non-Core unit and a new Personal & Corporate Banking business

Allocating capital to growth businesses Delivering a structurally lower cost base Generating higher and more sustainable returns

29 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX –STRATEGY

2016 Transform financial commitments

1 Capital CRD IV FL CET1 ratio >11.0%

Group 2 Leverage Leverage ratio >4.0%

3 Dividend Payout ratio 40-50%

4 Returns Adjusted RoE >12%

Barclays Core

Adjusted operating expenses

5 Cost <£14.5bn

Barclays Non-Core 6 Returns Drag on adjusted RoE <(3%)

30 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX -

STRATEGY

Reorganising to a simpler, focused and balanced structure

Barclays Group1

Personal & Corporate Banking

PBT £2,257m

RWAs £120.0bn

Barclaycard

PBT £1,126m

RWAs £38.6bn

Africa Banking

PBT £756m

RWAs £37.9bn

Investment Bank

PBT £1,342m

RWAs £127.9bn

Barclays Non-Core (BNC)

LBT £648m

RWAs £81.0bn

Adjusted results2

Income £18.7bn Risk weighted assets (RWA) £332bn

Impairment (£1.4bn) Average allocated equity £41bn

Operating expenses (£11.7bn) Return on average equity (RoE) 10.5% RoE drag (4.2%)

Profit before tax £5.6bn Return on tangible equity (RoTE) 12.8%

1 All figures for nine months ended September 2014 | 2 Includes Head Office as part of Core, representing £7.5bn RWAs and £106m profit before tax |

31 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX -

STRATEGY

Core Investment Bank:

Building on competitive advantages

Core Investment Bank

1 RWAs: c.£120bn

FY 2013 Leverage exposure: c.£490bn

Global Equities

• Cash Equities

• Equity Derivatives

Markets • Equity Prime

Global Credit

Credit Products

Securitised Products

Municipals

Right-sized Macro

Foreign Exchange

Rates

Fixed income secondary trading to be standard, cleared

and collateralised, short term and executed on the

electronic flow platform where relevant

ECM DCM

Banking Advisory Origination led

Build on leading positions in our home markets of the UK and the US, where we are already well positioned

Exit those products with low returns under new regulatory rules

Structurally lower the cost base through infrastructure efficiencies and refining the client proposition

Improve capital efficiency of Markets businesses

Non-core Investment Bank

RWAs: c.£90bn Leverage exposure: c.£340bn

Markets

Exit Quadrant Assets

Most physical commodities

Certain Emerging Markets products

Capital intensive Macro transactions

Principal Businesses

Investments

Credit

Banking

Front-to-back efficiency driven headcount reductions

1 CRD IV basis |

32 | Fixed Income Investor Presentation – Q3 2014 IMS

Preliminary numbers as presented at the Group Strategy Update on 8th

May

APPENDIX -STRATEGY

<15% and reallocating RWAs to drive growth and

returns

2013 pre-resegmentation (£bn) 2013 post-resegmentation estimate(£bn) 2016 guidance (£bn)

Leverage exposure £1.4tn £1.4tn c.£1.1tn1

RWAs £436bn £436bn c.£400bn

c.55%

BNC BNC

Retail and 26% c.115 c.50 <15%

Commercial +15%

214 49%

Core

Core (excl. IB) c.55%

46% (excl. IB) c.230

c.200

Investment Maintained

Bank 51%

222 Core IB Core IB

28% c.120 c.120 ≤30%

The Core Investment Bank will represent no more than 30% of the Group’s RWAs

1 2016 leverage exposure estimated on the basis of calculation methodology set out in BCBS Jan-14 proposals. All other regulatory metrics calculated on a CRD IV basis

33 | Fixed Income Investor Presentation – Q3 2014 IMS

Preliminary numbers as presented at the Group Strategy Update on 8th

May

APPENDIX -STRATEGY

Evolving balance of the Core business

Profit before tax of Core business: Q3 YTD 131

Profit before tax of Core business: Q3 YTD 141

Personal and Corporate Banking

Investment Bank

Non- Investment Bank 63%

Non- Investment Bank 76%

Personal and Corporate Banking

Investment Bank

Africa Banking

Africa Banking

Barclaycard

Barclaycard

1,342

2,156 1,907

2,257

756

927

846 1,126

1 Excluding Head Office |

34 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX - STRATEGY

Core businesses expected to maintain average adjusted RoE >12% on a much higher equity base


%
1.0
3.5
4.5
1.6
6.1
c.6
c.12
c.3
c.9-10
Core >12
Non-Core drag <3%
Group >9%
2013 Statutory RoE
Adjusting items
2013 Adjusted RoE
CTA
2013 Adjusted RoE excl. CTA
Non-core drag
2013 Core RoE
2013-16 Capital accretion
Proforma core RoE
Income growth/ cost reduction
2016 Core adjusted RoE target
Average allocated equity (£bn)
Group 53
Core c.36
Core 48-50

- Core businesses estimated to deliver adjusted RoE excluding CTA of >12% by 2016, achieved through:
  - Net Core cost savings of greater than £1.7bn
  - Growth in our retail and corporate franchises and selected IB businesses
  - Continuous optimisation of Core Investment Bank RWAs

- Returns target takes into account increase in the total equity base to meet CET1 and leverage ratio targets

These plans will reduce the RoE drag from Barclays Non-Core from c.6% to <3% in 2016, of which c.50bps is Europe retail

35 | Fixed Income Investor Presentation – Q3 2014 IMS

Preliminary numbers as presented at the Group Strategy Update on 8th May

APPENDIX - STRATEGY

Operating expenses significantly reduced

Operating expenses[1] progress (£m)


4,734
4,282
4,223
4,500
4,130
4,042
3,879
(8%)
(14%)
Q1 13
Q2 13
Q3 13
Q4 13
Q1 14
Q2 14
Q3 14

	Q1 13	Q2 13	Q3 13	Q4 13	Q1 14	Q2 14	Q3 14
Litigation & Conduct Costs	48	77	39	277	65	146	98
Costs to Achieve	514	126	101	468	240	254	332

CTA outlook (£bn)


CTA YTD
Expected CTA
1.3
0.8
0.7
0.2
FY 14
FY 15
FY 16

	CTA spend to date	Savings initiatives from CTA
Personal and Corporate Banking	589	• 2,600 FTE reduction from increased customers' self-serve and assisted service • Increased digitalisation and automation, including New Client Service operations, and streamlining of wealth business model
Barclaycard	117	• Savings from operational enhancements including restructuring and site consolidation, along with improved technical capabilities through automation and digitisation
Africa Banking	54	• Savings from rationalisation of branch footprint and integrating technology across Africa
Investment Bank	542	• Front Office restructuring of c.800 FTE, plus additional infrastructure savings
Core[2]	1,326	
Non-Core	709	• Business exits, branch rationalisation in Europe and other efficiency savings

[1] Excluding litigation and conduct costs, CTA and UK Bank Levy | [2] Includes £24m of Head Office CTA spend to date |

36 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX -STRATEGY

Group Cost targets

Group cost guidance1 (£bn)

Original Group cost target and interim guidance Revised Group cost guidance

19 18.7 c.(9%) c.(13%)

18

c.17

17 c. 17

2013 2014 2015

Costs to achieve Transform (CTA)

£1.2bn c.£1.3b c.£0.7bn2

n

Core cost targets1 (£bn)

Core cost targets

c.(10%)

c.16.2

<14.5

2013 2016

1 Excludes provisions for PPI and IRHP redress, goodwill impairment and CTA | 2 £200m of CTA expected in 2016 across both Core and Non-Core |

37 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX-DATA

Appendix-Data

38 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX - DATA

Core customer assets and NIM growth driving NII

Core income

Nine months ended – September (£m)	2013	2014
Personal and Corporate Banking	6,557	6,597
Barclaycard	3,069	3,247
Africa Banking	3,059	2,701
Investment Bank	6,814	5,922
Total Core Income[1]	19,414	18,682

- Steady performance in PCB and Barclaycard income
  - PCB grew NII 6.6% driven by improved savings margins and mortgage income growth, partially offset by decline in fee income
  - Barclaycard grew NII 8.3% driven by volume growth
- Africa Banking income was up 8% excluding currency impact, with NII up 10% on the same basis

Net interest margin[2,3] (bps)


410
400
410
403
416
Q3 13
Q4 13
Q1 14
Q2 14
Q3 14

- NIM increased from 403 to 416bps QoQ, measured across PCB, Barclaycard and Africa Banking
  - YTD NIM of 409bps
- NII for these businesses grew 5.8% to £2.9bn QoQ, reflecting modest growth in both NIM and customer assets

Average customer assets and liabilities[2] (£bn)


Customer assets
Customer liabilities
273
328
273
328
275
325
278
327
281
335
Q3 13
Q4 13
Q1 14
Q2 14
Q3 14

- Average customer assets increased 1.3% to £281bn QoQ, with growth in PCB, Barclaycard and Africa Banking
- Average customer assets for nine months ended September 2014 was £278bn

[1] Includes Head Office income | [2] For Personal and Corporate Banking, Barclaycard and Africa Banking | [3] Using customer assets as the denominator |

39 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX - DATA

Capital resources[1]

(£m)		30 June 2014	30 September 2014
Shareholders' equity (excluding non controlling interests) per the balance sheet		**58,068**	**59,571**
Less: other equity instruments (recognised as AT1 capital)		(4,326)	(4,317)
Adjustment to retained earnings for foreseeable dividends		(596)	(787)
Minority interests (amount allowed in consolidated CET1)		**1,171**	**1,182**
Other regulatory adjustments and deductions	Additional value adjustments	(2,492)	(2,641)
	Goodwill and intangible assets[2]	(7,828)	(7,953)
	Deferred tax assets that rely on future profitability excluding temporary differences	(1,062)	(945)
	Fair value reserves related to gains or losses on cash flow hedges[2]	(532)	(617)
	Negative amounts resulting from the calculation of expected loss amounts	(2,036)	(1,914)
	Gains or losses on liabilities at fair value resulting from own credit[2]	612	581
	Other regulatory adjustments	(172)	(88)
	Direct and indirect holdings by an institution of own CET1 instruments	(25)	(27)
Fully loaded Common Equity Tier 1 capital		40,782	42,045
Regulatory adjustments relating to unrealised gains[2]		(513)	(604)
PRA Transitional Common Equity Tier 1 capital		40,269	41,441
CRD IV RWAs		410,987	412,892
Fully Loaded Common Equity Tier 1 ratio		9.9%	10.2%
PRA Transitional Common Equity Tier 1 ratio[3]		9.8%	10.0%

[1] The Capital Requirements Regulation and Capital Requirements Directive implemented Basel 3 within the EU (collectively known as CRD IV) on 1 January 2014. The rules are supplemented by Regulatory Technical Standards and the PRA's rulebook, including the implementation of transitional rules | [2] The capital impacts of these items are net of tax | [3] The CRD IV CET1 ratio (FSA October 2012 transitional statement) as applicable to Barclays' Tier 2 Contingent Capital Notes was 12.1% based on £50bn of transitional CRD IV CET1 capital and £413bn RWAs |

40 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX—DATA

Estimated leverage exposure1

BCBS 270 Leverage exposure

(£bn)

Derivative financial instruments

Cash collateral

Reverse repurchase agreements

Loans and advances and other assets

Total IFRS assets

Derivatives netting

Adjustments to cash collateral

Net written credit protection

Potential Future Exposure on derivatives

Total derivatives adjustments

Securities financing transactions adjustments

Regulatory deductions and other adjustments

Weighted off balance sheet commitments

Total fully loaded leverage exposure

CRD IV Common Equity Tier 1 capital

CRD IV Additional Tier 1 capital

CRD IV Tier 1 capital

Fully loaded leverage ratio

30 June 2014 30 September 2014

333 383

60 60

172 158

750 765

1,315 1,366

(298) (345)

(31) (42)

29 28

195 195

(105) (164)

56 34

(18) (22)

105 110

1,353 1,324

40.8 42.0

4.6 4.6

45.4 46.6

3.4% 3.5%

1 Estimates based on current understanding of the BCBS 270 standards and the requirements contained in the European Commission delegated act |

41 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX - DATA

Wholesale funding composition as at H1 14[1]

As at 30 June 2014 (£bn)	≤1 month	>1 month but ≤3 months	>3 months but ≤6 months	>6 months but ≤12 months	*>9 months but ≤12 months*	Total ≤1 year	>1 year but ≤2 years	>2 years but ≤5 years	>5 years	Total
Deposits from banks	10.0	6.8	1.0	4.6	0.1	22.5	0.3	0.2	-	23.0
Certificates of deposit and commercial paper	2.4	8.8	6.4	3.7	3.0	24.3	0.5	1.1	0.4	26.3
Asset backed commercial paper	2.8	2.5	0.1	-	-	5.4	-	-	-	5.4
Senior unsecured MTNs (public benchmark)	1.5	0.1	0.1	2.0	0.6	4.3	2.6	7.6	6.2	20.7
Senior unsecured MTNs (private placement)	1.3	2.4	2.5	4.1	3.1	13.4	7.8	15.5	11.9	48.6
Covered bonds / ABS	-	3.2	0.2	4.0	1.7	9.1	3.8	4.1	7.3	24.3
Subordinated liabilities	-	-	-	0.1	-	0.1	-	2.8	15.6	18.5
Other[2]	3.5	1.4	0.7	0.5	0.3	6.4	2.2	1.4	2.1	12.1
Total	21.5	25.2	11.0	19.0	8.8	85.5	17.2	32.7	43.5	178.9
Of which secured	5.0	6.7	0.9	4.5	1.9	19.0	4.2	4.4	7.4	35.0
Of which unsecured	16.5	18.5	10.1	14.5	6.9	66.5	13.0	28.3	36.1	143.9
Total as at 31 December 2013	20.3	24.0	15.5	15.9	6.3	82.0	27.1	33.8	42.6	185.5
Of which secured	4.6	3.7	1.4	3.5	0.7	13.9	7.3	6.5	7.2	34.9
Of which unsecured	15.7	20.3	14.1	12.4	5.6	68.1	19.8	27.3	35.4	150.6

[1] The composition of wholesale funds comprises the balance sheet reported deposits from banks, financial liabilities at fair value, debt securities in issue and subordinated liabilities, excluding cash collateral and settlement balances. It does not include collateral swaps, including participation in the Bank of England's Funding for Lending Scheme. Included within deposits from banks are £4bn of liabilities drawn in the European Central Bank's 3 year LTRO. | [2] Primarily comprised of fair value deposits £4bn and secured financing of physical gold £5bn |

42 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX—DATA

Reduced exposure to the Eurozone

As at 30 June 2014 (£m) Spain Italy Portugal Ireland Total

Sovereign 134 1,898 165 30 2,227

Financial institutions 753 681 43 2,972 4,449

Corporate 2,736 1,377 653 1,394 6,160

Residential mortgages 11,710 14,284 3,187 92 29,273

Other retail lending 1,984 1,592 1,370 88 5,034

Total1 17,317 19,832 5,418 4,576 47,143

Total as at 31 December 2013 19,245 20,628 6,262 6,658 52,793

1 Total net on-balance sheet exposure as at 30 June 2014 for Cyprus and Greece was £223m (2013: £175m) and £74m respectively (2013: £82m)

43 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX—DATA

In line with the European Bank Recovery & Resolution Directive the UK Banking Act will include a statutory bail-in power

Overview

Statutory bail-in of debt is a key part of the regulatory response to the financial crisis aimed at avoiding the bail-out of failing financial institutions with tax payer funds

European Bank Recovery and Resolution Directive (“BRRD”): a European-wide framework for the recovery and resolution of credit institutions and investment firms:

statutory “bail-in” power in respect of eligible liabilities, to be implemented in home state legislation by no later than 1 January 2016 (Article 130)

requirement for eligible liabilities governed by non-EEA laws to include a contractual recognition by creditors that they are bound by any exercise of the statutory bail-in power (Article 55).

UK Banking Act: in anticipation of the BRRD, the UK Banking Act was amended in 2013 to introduce a “bail-in option” available to the UK resolution authority, enabling it recapitalise a failed institution by allocating losses to its shareholders and unsecured creditors by writing down and/or converting their claims to equity:

certain liabilities excluded from scope, such as insured deposits, secured liabilities (Section 48B(8))

powers to be exercised broadly in a manner that respects the hierarchy of claims in liquidation principle that at least senior creditors should receive no less favourable treatment than they would have received in an insolvency.

UK bail-in powers are currently the subject of consultation, however they are expected to be implemented at least by 1 Jan 2015, ahead of BRRD timeline.

Considerations for Bondholders

The BRRD introduces seniority of deposits from natural persons and SMEs over wholesale liabilities

The scope of the UK bail-in power extends to include all outstanding unsecured wholesale liabilities of original tenor greater than 7 days

Liabilities issued prior to the introduction of the statutory bail-in power, including those issued under non-EEA governing laws, are not ‘excluded liabilities’ (i.e. all outstanding instruments with an original tenor greater than 7 days may be subject to bail-in upon its introduction irrespective of issuance date)

Guiding principle is that the ordinary creditor hierarchy should be respected and that creditors holding eligible liabilities of equal rank should be treated equally

In light of Article 55 of the BRRD, and as requested by the PRA, Barclays has begun the process of including in the terms of its wholesale term debt securities, governed by non-EEA laws, a provision acknowledging the scope of the UK bail-in power

Note, the inclusion of such an acknowledgement is not intended to change the ranking or treatment of such non-EEA law governed instruments relative to EEA law governed instruments in respect of a UK bail-in, rather it clarifies that all such instruments should be treated equally in the event of a UK bail-in.

44 | Fixed Income Investor Presentation – Q3 2014 IMS

APPENDIX—DATA

CRD IV—Regulatory timeline

Timeframe based on Capital Requirements Regulation (CRR) and Capital Requirements Directive (CRD) published in June

H1 2010 1 Jan 2011 1 Jan 2012 1 Jan 2013 1 Jan 2014 1 Jan 2015 1 Jan 2016 1 Jan 2017 1 Jan 2018 1 Jan 2019

Capital requirements Phased-in capital requirements

CRD IV leverage ratio1 Supervisory monitoring Parallel run (Jan 2014 – Jan 2017) Public disclosures starts in Jan 2015 Binding requirement

Net Stable Funding Ratio (NSFR) Observation period Introduction of minimum requirement

Liquidity Coverage Ratio (LCR)2 60% compliance required Phase in to full compliance Full compliance required

Intraday liquidity monitoring tools3 Introduction of monthly reporting

FSA/PRA’s Individual Liquidity Guidance (ILG)4 Introduction of ILG

[Graphic Appears Here]

Fully phased-in main requirements

Capital: minimum of 4.5% CET1 + 1.5% AT1 + 2% T2 (Art. 92 of CRR). Banks are also subject to capital buffers, including a capital conservation buffer of 2.5%, a countercyclical buffer of 0-2.5% (outside periods of stress) and a G-SII buffer of up to 2.5% (2% for Barclays) to be satisfied with CET1

CRD IV Leverage: minimum requirement still to be determined, but currently expected to be at 3%

NSFR: available amount of stable funding to exceed required amount of stable funding, over a stress 1-year period (NSFR > 100%)

1 Basel • LCR: Committee stock is currently of unencumbered consulting on revisions to high the leverage quality ratio framework liquid assets including disclosure; to exceed please not net that stressed large UK banks cash have outflow been requested over to publicly 30 days disclose (LCR the ratio > since 100%) Jan 2013 . | 2 Estimated LCR on a CRDIV basis as implemented by the EBA. Note that CRDIV requires full compliance by 1 Jan 2018 with a phased implementation in the preceding years. LCR compliance of 60% in 2015 increases by 10% in 2016 & 2017 with a further 20% increase in 2018 | 3 As per “Monitoring tools for intraday liquidity management”, April 2013 | 4 Short-term liquidity stress test, broadly comparable to the LCR under Basel 3; as per its August 2013 announcement, the PRA has relaxed the ILG requirements for major UK banks to approximate 80% LCR |

45 | Fixed Income Investor Presentation – Q3 2014 IMS

Contact—Debt Investor Relations Team

Richard Caven

Sofia Lonnqvist

+44 (0)20 7116 2809

+44 (0)20 7116 5716

richard.caven@barclays.com

sofia.lonnqvist@barclays.com

Website: barclays.com/barclays-investor-relations.html

46 | Fixed Income Investor Presentation – Q3 2014 IMS

Disclaimer

Important Notice

The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Forward-looking Statements

This document contains certain forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of 1934, as amended, and Section 27A of the US Securities Act of 1933, as amended, with respect to certain of the Group’s plans and its current goals and expectations relating to its future financial condition and performance. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the Group’s future financial position, income growth, assets, impairment charges and provisions, business strategy, capital, leverage and other regulatory ratios, payment of dividends (including dividend pay-out ratios), projected levels of growth in the banking and financial markets, projected costs or savings, original and revised commitments and targets in connection with the Transform Programme and Group Strategy Update, run-down of assets and businesses within Barclays Non-Core, estimates of capital expenditures and plans and objectives for future operations, projected employee numbers and other statements that are not historical fact. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. These may be affected by changes in legislation, the development of standards and interpretations under International Financial Reporting Standards (IFRS), evolving practices with regard to the interpretation and application of accounting and regulatory standards, the outcome of current and future legal proceedings and regulatory investigations, future levels of conduct provisions, the policies and actions of governmental and regulatory authorities, geopolitical risks and the impact of competition. In addition, factors including (but not limited to) the following may have an effect: capital, leverage and other regulatory rules (including with regard to the future structure of the Group) applicable to past, current and future periods; UK, US, Africa, Eurozone and global macroeconomic and business conditions; the effects of continued volatility in credit markets; market related risks such as changes in interest rates and foreign exchange rates; effects of changes in valuation of credit market exposures; changes in valuation of issued securities; volatility in capital markets; changes in credit ratings of the Group; the potential for one or more countries exiting the Eurozone; the impact of EU and US sanctions on Russia; the implementation of the Transform Programme; and the success of future acquisitions, disposals and other strategic transactions. A number of these influences and factors are beyond the Group’s control. As a result, the Group’s actual future results, dividend payments, and capital and leverage ratios may differ materially from the plans, goals, and expectations set forth in the Group’s forward-looking statements. Additional risks and factors are identified in our filings with the SEC including our Annual Report on Form 20-F for the fiscal year ended 31 December 2013, which are available on the SEC’s website at http://www.sec.gov.

Any forward-looking statements made herein speak only as of the date they are made and it should not be assumed that they have been revised or updated in the light of new information or future events. Except as required by the Prudential Regulation Authority, the Financial Conduct Authority, the London Stock Exchange plc (the LSE) or applicable law, Barclays expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Barclays’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Barclays has made or may make in documents it has published or may publish via the Regulatory News Service of the LSE and/or has filed or may file with the SEC.

47 | Fixed Income Investor Presentation – Q3 2014 IMS

Disclaimer (continued)

Barclays has filed a registration statement (including a prospectus) and has filed, or will file, a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering of securities to which this document relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to the offering of the Securities (when filed) and other documents that Barclays will file with the SEC. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

Certain non-IFRS Measures

Barclays management believes that the non-International Financial Reporting Standards (non-IFRS) measures included in this document provide valuable information to readers of its financial statements because they enable the reader to identify a more consistent basis for comparing the business’ performance between financial periods, and provide more detail concerning the elements of performance which the managers of these businesses are most directly able to influence or are relevant for an assessment of the Group. They also reflect an important aspect of the way in which operating targets are defined and performance is monitored by Barclays management. However, any non-IFRS measures in this document are not a substitute for IFRS measures and readers should consider the IFRS measures as well. As management reviews the adjusting items described below at a Group level, segmental results are presented excluding these items in accordance with IFRS 8; “Operating Segments”. Statutory and adjusted performance is reconciled at a Group level only. Key non-IFRS measures included in this document and the most directly comparable IFRS measures are described below. Quantitative reconciliations of these measures to the relevant IFRS measures are included in Exhibit 99.1 of the Barclays Form 6-K filed with the SEC on October 30, 2014 (Film No. 141182511) (the “October 30 Form 6-K”) (http://www.sec.gov/Archives/edgar/data/312069/000119312514388991/d810869dex991.htm), and such quantitative reconciliations are incorporated by reference into this document.

Adjusted profit before tax is the non-IFRS equivalent of profit before tax as it excludes the impact of own credit; provisions for Payment Protection Insurance and claims management costs (PPI) and interest rate hedging redress; gain on US Lehman acquisition assets; provision for ongoing regulatory investigations into Foreign Exchange; loss on announced sale of the Spanish business; and goodwill impairment. A reconciliation to IFRS is presented on page 4 of the October 30 Form 6-K;

Adjusted profit after tax represents profit after tax excluding the post-tax impact of own credit; provisions for PPI and interest rate hedging redress; the gain on US Lehman acquisition assets; provision for ongoing regulatory investigations into Foreign Exchange; loss on announced sale of the Spanish business; and goodwill impairment. A reconciliation to IFRS is presented on page 4 of the October 30 Form 6-K;

Adjusted attributable profit represents adjusted profit after tax less profit attributable to non-controlling interests. The comparable IFRS measure is attributable profit;

48 | Fixed Income Investor Presentation – Q3 2014 IMS

Disclaimer (continued)

Adjusted income and adjusted total income net of insurance claims represents total income net of insurance claims excluding the impact of own credit; and the gain on US Lehman acquisition assets. A reconciliation to IFRS is presented on page 17 of the October 30 Form 6-K;

Adjusted net operating income represents net operating income excluding the impact of own credit; and gain on US Lehman acquisition assets. A reconciliation to IFRS is presented on page 17 of the October 30 Form 6-K;

Adjusted total operating expenses represents operating expenses excluding the provisions for PPI and interest rate hedging redress; provision for ongoing regulatory investigations into Foreign Exchange; and goodwill impairment. A reconciliation to IFRS is presented on page 17 of the October 30 Form 6-K;

Adjusted litigation and conduct represents litigation and conduct excluding the provisions for PPI and interest rate hedging redress; and the provision for ongoing regulatory investigations into Foreign Exchange. A reconciliation to IFRS is presented on page 17 of the October 30 Form 6-K;

Adjusted cost: income ratio represents cost: income ratio excluding the impact of own credit; the provisions for PPI and interest rate hedging redress; gain on US Lehman acquisition assets; and provision for ongoing regulatory investigations into Foreign Exchange. The comparable IFRS measure is cost: income ratio, which represents operating expenses to income net of insurance claims. A reconciliation to IFRS is presented on page 17 of the October 30 Form 6-K;

Adjusted basic earnings per share represents adjusted attributable profit (see page 21 of the October 30 Form 6-K) divided by the basic weighted average number of shares in issue. The comparable IFRS measure is basic earnings per share, which represents profit after tax and non-controlling interests, divided by the basic weighted average number of shares in issue;

Adjusted return on average shareholders’ equity represents adjusted attributable profit (see page 21 of the October 30 Form 6-K) divided by adjusted average equity, excluding non-controlling interests. The comparable IFRS measure is return on average shareholder’s equity, which represents profit attributable to equity holders of the parent divided by average equity, excluding non-controlling interests;

Adjusted return on average tangible shareholders’ equity represents adjusted attributable profit (see page 21 of the October 30 Form 6-K) divided by average adjusted tangible equity, excluding non-controlling interests. The comparable IFRS measure is return on average tangible shareholders’ equity, which represents profit after tax and non-controlling interests, divided by average tangible equity (see page 21 of the October 30 Form 6-K);

Barclays Core results are non-IFRS measures because they represent the sum of five Operating Segments, each of which is prepared in accordance with IFRS 8; “Operating Segments”: Personal and Corporate Banking, Barclaycard, Africa Banking, Investment Bank and Head Office. A reconciliation to is provided on pages 18 and 19 of the October 30 Form 6-K;

49 | Fixed Income Investor Presentation – Q3 2014 IMS

Disclaimer (continued)

‘Constant Currency Basis’ excludes the impact of foreign currency conversion to GBP when comparing financial results in two different financial periods. ZAR has been translated into GBP at prior-year average exchange rates to eliminate the impact of movement in exchange rates between the comparable periods;

Liquidity Coverage Ratio (LCR) is calculated according to the Commission Delegated Regulation of October 2014 that supplements Regulation (EU) 575/2013 (CRDIV) published by the European Commission in June 2013. The metric is a ratio that is not yet fully implemented in local regulations and, as such, represents a non-IFRS measure

Estimated Net Stable Funding Ratio (NSFR) is calculated according to the definition and methodology detailed in the standard provided by the Basel Committee on Banking Supervision. The original guidelines released in December 2010 (‘Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring’, December 2010) were revised in January 2014 (‘Basel III: The Net Stable Funding Ratio’, January 2014).

The metric is a regulatory ratio that is not yet finalised in local regulations and, as such, represents a non-IFRS measure. This definition and the methodology used to calculate this metric is subject to further revisions ahead of the implementation date and Barclays’ interpretation of this calculation may not be consistent with that of other financial institutions;

Transitional CET1 ratio according to FSA October 2012. This measure is calculated by taking into account the statement of the Financial Services Authority, the predecessor of the Prudential Regulation Authority, on CRD IV transitional provisions in October 2012, assuming such provisions were applied as at 1 January 2014. This ratio is used as the relevant measure starting 1 January 2014 for purposes of determining whether the automatic write-down trigger (specified as a Transitional CET1 ratio according to FSA October 2012 of less than 7.00%) has occurred under the terms of the Contingent Capital Notes issued by Barclays Bank PLC on November 21, 2012 (CUSIP: 06740L8C2) and April 10, 2013 (CUSIP: 06739FHK0). Please refer to page 26 of the October 30 6-K for a reconciliation of this measure to CRD IV CET1 ratio;

Estimated BCBS 270 leverage exposure makes certain adjustments to Total assets under IFRS in accordance with Barclays’ understanding of the latest requirements that are expected to be included in the revised CRD IV text and guidance from regulators. The “Estimated Leverage” table on page 28 of the October 30 6-K shows a reconciliation of BCBS 270 leverage exposure to total assets under IFRS;

Estimated BCBS 270 leverage ratio represents CRD IV Tier 1 capital divided by BCBS 270 leverage exposure. See the “Estimated Leverage” table on page 28 of the October 30 6-K for a reconciliation of BCBS 270 leverage exposure to Total assets under IFRS;

The CRD IV fully loaded CET1 and estimated BCBS 270 leverage ratios excluding the impact of the announced sale of the Spanish business are non- IFRS measures as these metrics exclude the impact of the risk weighted assets associated with the Spanish business.

50 | Fixed Income Investor Presentation – Q3 2014 IMS